EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form S-1 Registration Statement Under The Securities Act of 1933 of our report dated August 13, 2009, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, included in the Annual Report for the year ended April 30, 2009, relating to the financial statements of Sparta Commercial Services, Inc., which appear in such Registration Statement and related Prospectus for the registration of 13,500,000 shares of its common stock.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP

New York, New York
September 28, 2009